SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒    Definitive Proxy Statement

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CARREKER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4055 Valley View Lane, Suite 1000
Dallas, Texas 75244
(972) 458-1981

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2002

To the Stockholders of
  CARREKER CORPORATION

The Annual Meeting of Stockholders of Carreker Corporation (the “Company”), a Delaware corporation, will be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6th Floor, Dallas, Texas, on Tuesday, June 25, 2002, at 9:00 a.m. Central Standard Time (“CST”), for the following purposes:

1.	To elect three directors as Class I directors for terms expiring at the Annual Meeting of Stockholders in 2005;

2.	To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending January 31, 2003; and

3.	To transact such other business as properly may come before the meeting or any adjournment thereof.

The close of business on April 30, 2002 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

A Proxy Statement, form of Proxy, and copy of the Annual Report on the Company’s operations for the fiscal year ended January 31, 2002, accompany this notice.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE FORM OF PROXY IS ENCLOSED IN THE MAILING ENVELOPE IN WHICH THIS PROXY STATEMENT IS CONTAINED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

By	Order of the Board of Directors

TOD V. MONGAN
SECRETARY
May 20, 2002

4055 Valley View Lane, Suite 1000
Dallas, Texas 75244
(972) 458-1981

PROXY STATEMENT

For the Annual Meeting of Stockholders
To be Held on June 25, 2002

SOLICITATION OF PROXIES

This Proxy Statement is furnished to stockholders of Carreker Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of the Company to be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6th Floor, Dallas, Texas, on Tuesday, June 25, 2002, at 9:00 a.m. Central Standard Time (“CST”), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement and form of Proxy are being mailed to stockholders on or about May 20, 2002. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the stockholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A stockholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

(1)	FOR the election of the three nominees listed under “Election of Directors” as nominees of the Company for election as directors;

(2)	FOR the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending January 31, 2003; and

(3)	AT the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the stockholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, internet and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
DIRECTORS, CERTAIN EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on April 30, 2002. As of April 30, 2002, the Company had issued and outstanding and entitled to vote at the Annual Meeting 23,278,437 shares of Common Stock, par value $.01 per share (“Common Stock”). For a description of the voting rights of the Common Stock, see “Quorum and Voting” herein.

The following table sets forth information as of April 30, 2002, regarding the beneficial ownership of the Company’s Common Stock by each person or group known by management of the Company to own more than five percent of the outstanding shares of Common Stock of the Company, by each of the Company’s executive officers named in the Summary Compensation Table below, by each of the Company’s directors and by all of its directors and executive officers as a group.

The information for the five percent owners is derived solely from Schedules 13D and 13G filed with the Commission. Except as otherwise noted, the address for each owner is 4055 Valley View Lane, Suite 1000, Dallas, Texas, 75244.

	Shares of Common Stock Beneficially Owned and Percentage of Outstanding Shares as of April 30, 2002
Name	Number	Percent
5% Beneficial Owners
FMR Corp.(1) 82 Devonshire Street Boston, MA 02109	2,188,400	9.40%

Directors and Officers
John D. Carreker, Jr. (2)	2,695,049	11.56%
David K. Sias (3)	251,314	1.08%
Robert M. Olson, Jr. (4)	219,899	*
James D. Carreker (5)	142,412	*
Richard R. Lee, Jr. (6)	144,071	*
James L. Fischer (7)	98,626	*
Donald L. House (8)	55,769	*
Michael D. Hansen (9)	54,086	*
Blake A. Williams (10)	30,200	*
James R. Erwin (11)	12,941	*
Ronald G. Steinhart (12)	5,941	*
Joseph M. Rowell	33,333	*

Directors and executive officers as a group (14 persons) (13)	3,842,611	16.51%

*	Less than 1%
(1)
Various persons have the right to receive or the power to direct the receipt of dividend from, or the proceeds from the sale of, the Common Stock of the Company. The interest of one person, Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the Common Stock of the Company amounted to 2,188,400 shares at December 31, 2001. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 2,188,400 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2)	Includes 315,079 shares held in a family limited partnership for which Mr. Carreker is the general partner and 35,000 shares that are exercisable by Mr. Carreker within sixty days.

(3)	Includes 6,000 shares held by Patricia L. Sias, the wife of Mr. Sias, as to which Mr. Sias disclaims beneficial ownership and 10,641 shares that are exercisable by Mr. Sias within sixty days.

(4)	Includes 214,091 shares that are exercisable by Mr. Olson within sixty days.

(5)
Includes 6,576 shares held by children of Mr. Carreker and 82,117 shares currently held in trust, as to which Mr. Carreker disclaims beneficial ownership and 15,473 shares that are exercisable by Mr. Carreker within sixty days.

(6)
Includes 5,000 shares held by Lee Financial Corporation and 11,576 shares currently held in trust, as to which Mr. Lee disclaims beneficial ownership and 17,140 shares that are exercisable by Mr. Lee within sixty days. Of the shares owned by Mr. Lee, 83,000 have been pledged as security for a loan.

(7)
Includes 35, 000 shares held in a family limited partnership for which Mr. Fischer is general partner and 2,000 shares held by Elizabeth Fischer, the wife of Mr. Fischer, as to which Mr. Fischer disclaims beneficial ownership and 17,140 shares that are exercisable by Mr. Fischer within sixty days.

(8)	Includes 55,769 shares that are exercisable by Mr. House within sixty days.

(9)	Includes 44,166 shares that are exercisable by Mr. Hansen within sixty days.

(10)	Includes 30,200 shares that are exercisable by Mr. Williams within sixty days.

(11)	Includes 2,941 shares that are exercisable by Mr. Erwin within sixty days.

(12)	Includes 2,941 shares that are exercisable by Mr. Steinhart within sixty days.

(13)	Includes 536,073 shares that are exercisable by the directors and executive officers as a group within sixty days.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. The affirmative vote of a plurality of the voting power represented at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the voting power represented at the meeting and entitled to vote is required on all other matters. A holder of shares of Common Stock will be entitled to one vote per share of Common Stock as to each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors. Abstentions and votes “withheld” are included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Broker non-votes are counted for purposes of determining whether a quorum is present on any particular matter only if authority to vote on the matter is granted by the respective proxy. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate, and have the effect of negative votes on matters requiring approval of a specified percentage of the outstanding shares. For matters requiring approval by the holders of a specified percentage of the voting power represented at the meeting and entitled to vote, abstentions will have the effect of negative votes but broker non-votes will have no effect since they are not treated as shares entitled to vote on such matters.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides for classified directors with staggered terms. The Company currently has authorized nine directors. The directors are divided into three classes and their terms expire as follows: Class I, which currently consists of Messrs. John D. Carreker, Jr., James R. Erwin and Donald L. House, will expire at the Annual Meeting of Stockholders to be held on June 25, 2002; Class II, which currently consists of Messrs. James L. Fischer, Michael D. Hansen and Richard R. Lee, Jr., will expire at the Annual Meeting of Stockholders to be held in 2003; and Class III, which consists of Messrs. James D. Carreker, David K. Sias and Ronald G. Steinhart, will expire at the Annual Meeting of Stockholders to be held in 2004. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third Annual Meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. Vacancies on the Board of Directors or newly created directorships will be filled by a vote of the majority of the directors then in office and any director so chosen will hold office until the next election of the class for which such director was chosen.

Three directors will be elected at the Annual Meeting as Class I directors for terms expiring at the Annual Meeting of Stockholders to be held in 2005. The directors will continue to serve until their respective successors are duly elected and qualified. Each of the Board of Directors’ nominees currently serves as a director of the Company.

Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. If any nominee named below should be unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the form of Proxy.

NOMINEES FOR DIRECTORS (THREE YEAR TERMS)

JOHN D. CARREKER, JR., age 59, has served as Chairman of the Board and Chief Executive Officer of the Company since the Company’s formation in 1978. John D. Carreker, Jr. and James D. Carreker are brothers.

JAMES R. ERWIN, age 58, has served as a director of the Company since May 29, 2001. Mr. Erwin is currently Managing Director and Partner of Erwin Graves & Associates, L.P., a management consulting company. Mr. Erwin has served as Vice Chairman-Texas and Senior Client Executive-Southwest of Bank of America, N.A., from October 1998 to May 2000, was Vice Chairman for Texas and Corporate Finance Executive-West for NationsBank Corp from January 1994 to October 1998, and was Executive Vice President, Manager of Operations and Technology for NationsBank Corp. from October 1991 to January 1994. Mr. Erwin has served as a director of Trammell Crow Company, a diversified real estate service company, since December 1997. In May 2001, Mr. Erwin was elected to the Board of Texas Capital Bancshares, Inc.

DONALD L. HOUSE, age 60, has served as a director of the Company since March 30, 1998. From January 1993 until December 1997, Mr. House served as Chairman of the Board of Directors of SQL Financials International, Inc. (now known as Clarus Corporation), a developer of electronic commerce application software; Mr. House continues to serve as a director of Clarus Corporation, where he is a member of its audit committee. Mr. House is Chairman of Ockham Technologies, Inc., a provider of sales management software, and he is on the board of several other private technology companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

JAMES L. FISCHER, age 74, has served as a director of the Company since 1984. Mr. Fischer retired in 1984 from Texas Instruments Incorporated (“TI”), an electronics manufacturer, where he served in a variety of positions over 29 years. At the time of his retirement, Mr. Fischer served as Executive Vice President and Principal Financial Officer of TI. His term expires in 2003.

MICHAEL D. HANSEN, age 49, has served as a director of the Company since December 2001. Mr. Hansen has served as President and Chief Operating Officer of the Company since December 2001. From October 2000 to December 2001 Mr. Hansen served as Executive Vice President and Managing Director of the Company. From 1998 to September 2000, Mr. Hansen served as the Head of Commercial Services and Executive Vice President and the Managing Director of Commercial Banking of Bank One Corporation. From 1995 to 1998, Mr. Hansen served as the President of Operations Services of Bank One. His term expires in 2003.

RICHARD R. LEE, JR., age 55, has served as a director of the Company since 1984. Mr. Lee has served as President of Lee Financial Corporation, a financial advisory firm, since 1975. His term expires in 2003.

JAMES D. CARREKER, age 54, has served as a director of the Company since 1984. Mr. Carreker served as Chairman of the Board of Directors of Wyndham International, Inc., a hotel management and leasing company from March 1999 to October 2000. Mr. Carreker served as Chief Executive Officer of Wyndham International, and from January 1998 to June 1999 Mr. Carreker also served as a director of Patriot American Hospitality, Inc. Patriot was a hotel real estate investment trust until it became a wholly-owned subsidiary of Wyndham International in June 1999. Mr. Carreker served as President and Chief Executive Officer of Wyndham Hotel Corporation, a national hotel company from May 1996, and as a director of Wyndham from February 1996, until the merger of Wyndham with Patriot in January 1998. Mr. Carreker also served as President and Chief Executive Officer of Trammell Crow Company, a national real estate company as well as President of Burdines Department Stores, located in Florida. He currently serves as a director of Crow Holdings, Outrigger Hotels & Resorts, Pier 1 Imports and WinsLoew Furniture, Inc. John D. Carreker, Jr. and James D. Carreker are brothers. His term expires in 2004.

DAVID K. SIAS, age 64, has served as a director of the Company since October 1993 and served as a consultant to the Company from November of that year until July 2001. Mr. Sias has been a partner of eVentures International, LLC, a venture capital group that specializes in start-up firms in the software arena, since 1999. From 1997 until 1999, Mr. Sias was a director and advisor to ADS Associates, a privately held software company. Prior to that time Mr. Sias was with Bankers Trust Company, New York for over thirty years where he led several of the bank’s major businesses to include it’s International Division as well as its Global Operating and Information Systems. His term expires in 2004.

RONALD G. STEINHART, age 61, has served as a director of the Company since April 2001. Mr. Steinhart served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart serves on the Board of Managers of Compass Variable Accounts, as a Director United Auto Group, Inc., and as a Trustee of Prentiss Properties Trust and MFS/Sun Life Series Trust. His term expires in 2004.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held a total of seven meetings, or otherwise consented to actions taken in the fiscal year ended January 31, 2002. Each director attended at least 75% of the meetings held by the Board of Directors and by committees of the Board on which he served. The Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. Fischer, House, Lee and Steinhart. Mr. House serves as Chairman. The members of the Compensation Committee are Messrs. Erwin, Fischer and Lee. Mr. Fischer serves as Chairman. The Board of Directors does not have a Nominating Committee nor a Stock Option Committee.

AUDIT COMMITTEE.    The Audit Committee is responsible for (i) recommending to the Board the selection of the Company’s outside auditors, (ii) reviewing the audit scope and risk assessment process, (iii) reviewing the relationships that may effect the independence of the outside auditors, (iv) reviewing any major internal control or accounting issues of the Company, and (v) reviewing and discussing with management and the outside auditors the annual audited financial statements included in the Company’s 10-K as well as the interim financial statements. The Audit Committee met eight times during the fiscal year ended January 31, 2002.

COMPENSATION COMMITTEE.    The Compensation Committee is responsible for executive compensation policies and approving compensation payable to executive officers of the Company. The Compensation Committee met six times during the fiscal year ended January 31, 2002.

DIRECTOR COMPENSATION.    Employee directors do not receive compensation for their services as directors. Non-employee directors receive an annual retainer of $12,000, payable quarterly, a fee of $2,000 per board meeting attended, a fee of $650 per committee meeting attended, and a fee of $150 for each chairman attending a committee meeting. Under the Company’s Director Stock Option Plan, non-employee directors will be awarded options to purchase Common Stock on the first day of each board compensation year (August 1), exercisable at the fair market value of the Common Stock on such date. The number of options awarded is determined pursuant to an option pricing formula, so that the fair value of the option award will equal $60,000.

PROPOSAL TWO
RATIFICATION OF SELECTION OF AUDITOR

The Board of Directors has selected Ernst & Young LLP as independent certified public accountants for the fiscal year ended January 31, 2003, and has determined that it would be desirable to request that the stockholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Ernst & Young LLP. Ernst & Young LLP served as the Company’s independent certified public accountants since fiscal 1992.

Fees for the last annual audit were $460,203 and all other fees were $675,611, including audit related services for the acquisition of Check Solutions Company of $497,706, tax advisory and compliance services of $106,670 and non-audit services of $71,226. Audit related services generally include fees for employee benefit plan audits, accounting consultations and SEC registration statements.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF ERNST & YOUNG LLP
AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF
THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 31, 2003.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information regarding the Company’s current executive officers.

Name	Age	Position
John D. Carreker, Jr.	59	Chairman of the Board, Chief Executive Officer and Director
Michael D. Hansen	49	President and Chief Operating Officer
Terry L. Gage	44	Executive Vice President, Treasurer, Chief Financial Officer and Assistant Secretary
Robert M. Olson, Jr.	46	Executive Vice President and Managing Director
Joseph Rowell	50	President, Global Technology Solutions
Blake A. Williams	40	Executive Vice President and Managing Director
Tod V. Mongan	52	Senior Vice President, General Counsel and Secretary

John D. Carreker, Jr. has served as Chairman of the Board of Directors and Chief Executive Officer since the Company’s formation in 1978. John D. Carreker, Jr. and James D. Carreker are brothers.

Michael D. Hansen has served as President and Chief Operating Officer since December 2001. From October 2000 to December 2001 Mr. Hansen served as Executive Vice President and Managing Director. From 1998 to September 2000, Mr. Hansen served as the Head of Commercial Services and Executive Vice President and the Managing Director of Commercial Banking of Bank One Corporation. From 1995 to 1998, Mr. Hansen served as the President of Operations Services of Bank One Corporation.

Terry L. Gage has served as Executive Vice President, Treasurer and Chief Financial Officer since October 1995 and was elected Assistant Secretary in April 1997. From October 1986 to April 1995, Mr. Gage served as Treasurer and Chief Financial Officer of FAAC Incorporated, a company specializing in technology engineering and consulting services.

Robert M. Olson, Jr. has served as Executive Vice President and Managing Director since July 1998. From July 1994 until July 1998, Mr. Olson served as Executive Vice President, Operations & Technology for Magna Group, Inc., a financial services institution.

Joseph M. Rowell has served as President, Global Technology Solutions since February 2002. From June 2001 to January 2002, Mr. Rowell served as President of Carreker Check Solutions LLC, a wholly owned subsidiary of the Company. For the five years prior to this time Mr. Rowell served as President of Check Solutions Company, a software and services company serving financial institutions.

Blake A. Williams has served as Executive Vice President and Managing Director of Revenue Enhancement since July 2001. For two years prior to that time, Mr. Williams was the SVP and Managing Director of Revenue Enhancement. Mr. Williams has been with the Company for eleven years in various management and consulting roles.

Tod V. Mongan has served as Senior Vice President and Secretary since December 2001. Mr. Mongan has served as General Counsel to the Company since February 2001. For the five years prior to that time Mr. Mongan served as Senior Vice President, General Counsel, Secretary and Chief Administrative Officer for BancTec, Inc., a worldwide systems integration, manufacturing and services company.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following information sets forth certain compensation provided to the Company’s five most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for each of the last three fiscal years:

SUMMARY COMPENSATION TABLE
(FISCAL YEAR ENDED JANUARY 31, 2002)

		ANNUAL COMPENSATION(1)				LONG-TERM AWARDS
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Restricted Stock($)	Securities Underlying Options(#)	All Other Compensation (2)($)
John D. Carreker, Jr.	2001	353,590	—	—	—	50,000	5,250
Chairman of the Board and	2000	487,752	—	—	—	50,000	5,004
Chief Executive Officer	1999	487,752	—	—	—	—	5,000

Michael D. Hansen	2001	330,083	—	—	—	30,000	5,250
President and Chief Operating	2000	107,013	—	—	—	110,000	—
Officer	1999	—	—	—	—	—	—

Robert M. Olson	2001	322,585	—	—	—	30,000	4,796
Executive Vice President and	2000	290,008	50,000	—	—	40,000	5,004
Managing Director	1999	260,006	—	—	—	—	5,000

Joseph Rowell	2001	208,652	163,333	—	—	166,000	12,538	(3)
President, Check Solutions	2000	—	—	—	—	—	—
Group	1999	—	—	—	—	—	—

Blake Williams	2001	270,667	89,629	—	—	30,000	5,250
Executive Vice President and	2000	220,000	—	—	—	25,000	5,004
Managing Director	1999	220,779	122,755	—	—	—	5,000

(1)
Richard J. Jerrier, former Executive Vice President and Managing Director of the Company, resigned his position as of February 28, 2002. In Fiscal Year 2001, Mr. Jerrier earned a salary of $339,794 and had other compensation of $4,944.

(2)	Includes Company contributions to the Employee 401(K) Savings Plan on behalf of each of the Named Executive Officers.

(3)	Includes an auto allowance of $5,738 that Mr. Rowell received pursuant to his employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth, for each of the identified Named Executive Officers, information concerning the number of shares granted during the fiscal year ended January 31, 2002.

Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted in Fiscal 2001(4)(%)	Exercise Price Per Share(5)($)	Expiration Date(6)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(7)($)
					5%	10%
John D. Carreker, Jr.(1)	50,000	2.6	14.90	6/8/11	468,526	1,187,338
Michael D. Hansen(1)	30,000	1.6	14.90	6/8/11	281,116	712,403
Robert M . Olson(3)	30,000	1.6	14.90	6/8/11	281,116	712,403
Joseph M. Rowell(2)	100,000	5.2	11.25	6/6/11	707,506	1,792,960
Joseph M. Rowell(2)	66,000	3.4	11.25	6/6/11	466,954	1,183,354
Blake A. Williams(1)	30,000	1.6	14.90	6/8/11	281,116	712,403

(1)	The options vest equally in increments over four years beginning June 8, 2001.

(2)	The options vest equally in increments over four years beginning June 6, 2001.

(3)	Mr. Olson’s option vesting has been accelerated pursuant to the terms of a previous agreement with the Company dated May 21, 1999.

(4)	Based on a total of 1,913,570 options granted during the fiscal year ended January 31, 2002. During the fiscal year ended January 31, 2002, 228,937 outstanding options were cancelled.

(5)	The option exercise price for the common stock is based on the fair market value on the date of grant as determined pursuant to the terms of the 1994 Long Term Incentive Plan.

(6)	Options may terminate before their expiration date upon death, disability or termination of employment of the optionee.

(7)
In accordance with the rules of the Commission, shown are the gains or “option spreads” that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company’s estimate or projection of future prices of the Company’s common stock.

AGGREGATE OPTION EXERCISES IN
LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth, for each of the identified Named Executive Officers, information concerning the number of shares received during the fiscal year ended January 31, 2002 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on January 31, 2002.

	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Carreker, Jr.	—	—	12,500	87,500	0.00	0.00
Michael D. Hansen	—	—	36,666	103,334	0.00	0.00
Robert M. Olson	—	—	214,091	0	0.00	0.00
Joseph M. Rowell	—	—	0	166,000	0.00	0.00
Blake A. Williams.	16,000	157,881	16,450	57,500	0.00	0.00

(1)	Based on the difference between the option exercise price and the closing sales price of the Company’s Common Stock as reported on the Nasdaq National Market on the exercise date.

(2)
Based on the difference between the option exercise price and the closing sale price of $5.25 of the Company’s Common Stock as reported on the Nasdaq National Market on January 31, 2002, the last trading day prior to the closing of the Company’s fiscal year ended January 31, 2002, multiplied by the number of shares underlying the options.

CERTAIN TRANSACTIONS

In March 2001 the Company loaned $500,000 to Mr. Robert E. Hall pursuant to a Limited Recourse Promissory Note. Pursuant to the terms of the Note, interest shall accrue annually at a rate of five percent (5%) and all principal and accrued interest is due in full on March 30, 2004.

In connection with the acquisition of Check Solutions Company, the Company entered into an Assumption Agreement with Joseph M. Rowell, President of the Company’s wholly-owned subsidiary Carreker Check Solutions LLC, under which the Company assumed certain obligations of Check Solutions Company to pay Mr. Rowell $5,550,000 pursuant to a Goodwill Purchase Agreement. The Company agreed to pay this amount in four equal installments of $1,387,500, payable in either cash, fully registered shares of the Company’s common stock, or a combination thereof, in the Company’s sole discretion. The Company elected to satisfy its obligation to Mr. Rowell through payment of the full cash amount, $1,387,500 of which was paid during fiscal 2001 and $4,162,500 of which was paid in early fiscal 2002.

The Company has adopted a policy providing that all transactions between the Company and related parties will be subject to approval by a majority of all disinterested directors; and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee provides advice and recommendations to the Board of Directors concerning the compensation, including base salaries, bonuses and stock option awards under the Company’s 1994 Long Term Incentive Plan (“LTIP”) for the executive officers, stock option awards to other eligible employees, employer contributions to the 401K savings plan, and the compensation of the Company’s Directors. All decisions made by the Compensation Committee relating to compensation of the Company’s executive officers are reviewed by the Board of Directors.

The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual and long term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Total executive compensation is generally set at levels that the Compensation Committee believes to be consistent with others in the Company’s industry, although actual compensation levels in any particular year may be above or below those of the Company’s competitors, depending upon the Company’s performance. The objectives of the Company’s executive compensation program are as follows:

1.
Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company’s mission and strategic plans, which are designed to result in long term growth in shareholder value;

2.	Tie individual compensation to individual and team performance and the success of the Company;

3.
Align executive officers and certain eligible employees’ interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit; and

4.
Align executive officers and certain eligible employees’ interests with those of the Company and its stockholders by providing long-term compensation opportunities through participation in the Company’s LTIP.

To achieve these compensation objectives, the Company uses a combination of short term and long-term compensation elements, all of which are based upon the performance of the individual and/or the performance of the Company or the appropriate business unit. The Compensation Committee is mindful of grants or awards made to the Company’s executive officers under the Company’s LTIP. The Compensation Committee endorses the position that stock ownership by management and stock based performance compensation arrangements are beneficial in aligning management’s and stockholders’ interests in the enhancement of shareholder value.

Section 162(M) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation, which qualifies as performance-based compensation, does not have to be taken into account for the purposes of this limitation. The Committee does not expect the cash compensation to be paid to any executive officer will exceed the $1,000,000 limit per officer in the foreseeable future. As a result, the Committee has decided at this time to take no action to limit or restructure any elements of the cash compensation paid to any of the Company’s executive officers. Should the compensation level of any executive officer approach $1,000,000, the Committee will reevaluate this decision.

The three (3) principal components of the Company’s compensation program are base salary, profit sharing incentive cash bonuses, and long-term compensation.

BASE SALARY.    Base compensation of executive officers is set based on offering competitive salaries in comparison to market salaries. The Company utilizes survey data developed for comparable executive positions in other similar companies in the same industry to establish a minimum, medium and maximum salary and bonus level for each executive position. These ranges may be adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to be normally associated with the position in other similarly sized companies. Base salary ranges are reviewed annually with a “Salary Year” from April 1 through March 31. A range of percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review by the Compensation Committee of performance in areas of the executive’s responsibilities. This review includes an evaluation of work performance, achievement of specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual plan. Increases in base salary of executive officers, including executive officers, are consistent with the Company’s overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect economic, industry and company factors. Salary increases are not necessarily granted each year. The base salary for each of the executive officers including Mr. Carreker was initially established in their Offer Letter or Employment Agreement.

VARIABLE COMPENSATION PLAN.    Beginning in Fiscal 2002, the Company instituted a Variable Compensation Plan. The objective of this plan is to align a portion of the base compensation of executive officers and certain key employees with the achievement of certain short-term financial goals of the Company. Pursuant to this plan each executive officer’s base salary was reduced by ten percent (10%). The executive can recover this amount if the Company attains certain predetermined financial goals. The goals are established on a quarterly basis. At the end of each fiscal quarter the actual results for the Company are compared to the goals for the quarter. If the quarterly goals are met or exceeded the executive will be eligible to receive between 1/4th to 3/8th of the amount the executive’s base salary was reduced. If the quarterly goals are not met the executive does not receive any of the reduced salary for that quarter. This plan enables executives to share in the success of the Company while allowing the Company to control costs when there are disappointing fluctuations in its financial performance.

INCENTIVE BONUS PLAN.    All executive officers are currently eligible for bonuses under the Company’s Incentive Bonus Plan (the “Plan”), which currently has a plan year of February 1 to January 31. The Plan is a performance driven incentive plan. Awards are earned based on actual results compared to pre-established targets. Participants in the Plan are eligible to receive an Incentive Bonus based on (i) the Company’s and business unit’s achievement of certain pre-determined corporate and business unit performance target goals, and (ii) the Participant’s achievement of certain pre-determined individual performance goals. The measurement period for determining whether performance target goals are met is the Company’s fiscal year ended January 31 (the “Plan Year”). In order to receive an Incentive Bonus for fiscal year performance, an employee must be employed on the day of the distribution. Any employee who shall have been designated by the Board shall, during such individual’s period of employment, be a Plan Participant. Currently, the Board has designated substantially all full-time employees as Plan Participants, including Mr. Carreker. Awards under the Plan are made in the form of cash bonuses.

LONG TERM COMPENSATION.    Under the Company’s LTIP which has previously been approved by the stockholders, the Company may grant qualified and non-qualified options to purchase the Company’s common stock to the executive officers and eligible employees of the Company and its subsidiaries. Stock options awarded in the fiscal year ended January 31, 2002 must be exercised within 10 years from the date of grant. Such options for the executive officers and employees become exercisable under various terms. The number of options granted is individually determined for each executive officer and eligible employee based on subjective evaluation by the Compensation Committee of the individual’s responsibility level and the contribution to the Company. For the fiscal year ended January 31, 2002, the Board of Directors has elected to award only non-qualified options pursuant to the LTIP.

EMPLOYEES 401K SAVINGS PLAN.    The Company’s Employee 401(k) savings plan provides for participation in employer contributions by all eligible employees, including the executive officers. Employees are eligible to begin participation in the Plan on the first day of the month after ninety days of service. The Company has contributed a percentage (50% during calendar/plan years 2000 and 2001) of each participant’s individual deferral to the plan. The Company also has the discretion of making an annual lump sum profit sharing contribution for all eligible employees. This contribution would be made as a percentage of each employee’s base salary. Company contributions vest at a rate of 25% for each year a participant earns a year of service. All Company contributions are subject to limitations imposed by the Internal Revenue Code.

EMPLOYMENT AGREEMENTS.    The Company enters into executive employment agreements with certain officers and employees, including some of the executive officers, from time to time. The Compensation Committee believes the agreements will serve to protect the Company and its stockholders as well as these officers and employees in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce the officers’ and employees’ dedication to the Company’s best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, an analysis of competitive practices within the Company’s peer group based on public filings.

JOHN D. CARREKER, JR.    The Company is a party to an employment agreement with Mr. Carreker with a term beginning February 1, 1997 extending through January 31, 1999. Pursuant to its terms, the agreement was renewed by Mr. Carreker for additional one-year terms (through January 31, 2003) by giving six months’ prior written notice to the Company in 1998, 1999, 2000 and 2001. The agreement provides that Mr. Carreker will receive a base annual salary of not less than $450,000 and will be eligible to receive bonuses as determined by the Board of Directors in its sole discretion. The agreement may be terminated at any time by the Board of Directors, with or without cause. Upon termination of the agreement by Mr. Carreker due to a breach on the part of the Company or by the Company without cause, Mr. Carreker will be entitled to receive, on the Company’s regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement. Mr. Carreker has agreed to reduce his base salary by ten percent (10%) to reflect his participation in the Company’s Variable Compensation Plan.

OTHER EXECUTIVES.    The Company is a party to employment agreements with Messrs. Hansen and Rowell. Mr. Hansen’s agreement has an initial term extending through October 2003 and Mr. Rowell’s agreement has an initial term extending through June 2004. Each of Messrs. Hansen and Rowell’s agreements will renew automatically for successive one (1) year terms at the end of the initial period unless either party notifies the other six (6) months in advance of the expiration of the initial or renewal period. Under the agreements each of Messrs. Hansen and Rowell receive an annual base salary of not less than $340,000 and $350,000, respectively (subject to annual review and discretionary increases), and each is entitled to a bonus of up to seventy percent of his annual base salary on terms no less favorable than those applicable to other high-level officers of the Company in each year of the applicable agreement if the Board of Directors, in its sole discretion, so determines. The agreements may be terminated at any time by the Company with or without cause, and may be terminated by the executive if the Company is in material breach of the applicable agreement. Upon termination by the executive due to a breach on the part of the Company or by the Company without cause, the executive will be entitled to receive, on the Company’s regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement (in addition, under certain circumstances, Messrs. Hansen and Rowell would be entitled to receive certain bonus payments). Messrs. Hansen and Rowell have agreed to reduce their base salaries by ten percent (10%) to reflect their participation in the Company’s Variable Compensation Plan.

FISCAL YEAR ENDED JANUARY 31, 2002 CHIEF EXECUTIVE COMPENSATION.    The Chief Executive Officer, Mr. John D. Carreker, Jr., participated during the fiscal year ended January 31, 2002 in the same compensation programs as the other executive officers with each component of his compensation determined by the Board of Directors according to the same criteria described above. Mr. Carreker’s base salary was generally determined in the same manner as other executive officers and was based on the factors listed above. Mr. Carreker’s incentive compensation was determined using the same guidelines described in the Profit Sharing Incentive Plan section of this report.

Su	bmitted by:
Th	e Compensation Committee of
Bo	ard of Directors

Jam	es L. Fischer (Chairman)
Jam	es R. Erwin
Ric	hard R. Lee, Jr.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 31, 2002.

In its meetings with representatives of the independent auditors, the Audit Committee (the “Committee”) focused on three areas:

•	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements.

•	the independence and performance of the Company’s internal auditors and independent auditors.

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discusses these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee regularly meets privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee. The Committee also recommends to the Board of Directors the appointment of the independent auditors and review periodically their performance and independence from management. In addition, the Committee reviews the Company’s financing plans and reports recommendations to the full Board of Directors for approval and to authorize action.

The directors who served on the Committee at the conclusion of the fiscal year ended January 31, 2002 are all “Independent” for purposes of the Nasdaq National Market listing standards. That is, the Board of Directors has determined that no member of the Committee has a relationship to the Company that may interfere with their independence from the Company and its management.

The Board of Directors has adopted a written charter setting out the audit related functions the Committee is to perform.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with the Committee any issues they believe should be raised with the Committee.

For the fiscal year ended January 31, 2002, the Committee reviewed the Company’s audited financial statements and met with both management and Ernst & Young LLP, the Company’s independent auditors, to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Committee has received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Committee also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Committee meets with Company’s management and independent auditors prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Committee relies on the work and assurances of the

Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

Based on these reviews and discussions, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

Su	bmitted by:
Th	e Audit Committee of
Bo	ard of Directors

Do	nald L. House, Chairman
Jam	es L. Fischer
Ric	hard R. Lee, Jr.
Ro	nald G. Steinhart

COMPENSATION AND OTHER COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Fischer, Erwin and Lee. As of January 31, 2002, the Audit Committee consisted of Messrs. Fischer, House, Lee and Steinhart. None of these individuals was at any time during the fiscal year ended January 31, 2002, or any other time, an officer or employee of the Company. No member of the Compensation Committee or Audit Committee serves as a member of the board of directors, compensation committee or audit committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, Compensation Committee or Audit Committee.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company, the Services Peer Group, the Technology Peer Group, the NASDAQ Composite Index, the Russell 2000 Index and the S&P 600 Index during the period commencing on February 1, 2001 and ending on January 31, 2002. The comparison assumes the reinvestment of all dividends, if any. The Services Peer Group consists of Atlantic Data Services, Charles River Associates and Technology Solutions. The Technology Peer Group consists Cognizant Technology Sol., Fundtech, Ltd., and Pegasystems, Inc.

Note: The Stock performance shown above is not necessarily indicative of future price performance.

	2/1/01	5/1/01	8/1/01	11/1/01	1/31/02
Carreker Corporation (CANI)	100	83.16	65.98	13.54	18.22
Standard and Poor’s 600 SmallCap Index	100	96.77	99.84	89.70	101.88
Russell 2000 Index	100	96.37	96.13	85.45	94.92
Nasdaq Composite Index	100	77.92	74.33	62.75	69.50
Services Peer Group Index	100	85.26	111.60	115.45	120.05
Technology Peer Group Index	100	68.62	68.34	51.43	68.72

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16 (a)”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by Commission rules to furnish the Company with copies of all such forms that they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that during the fiscal year ended January 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with.

STOCKHOLDER PROPOSALS

Stockholder proposals to be presented at the 2003 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244, not later than January 31, 2003. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14a-8 of the Securities Exchange Act of 1934.

Any holder of Common Stock of the Company desiring to bring business before the 2003 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, 4055 Valley View Lane, Suite 1000, Dallas, Texas, 75244, no later than April 16, 2003.

OTHER MATTERS

At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST OF ANY BENEFICIAL SHAREHOLDER OR SHAREHOLDER OF RECORD, A COPY OF THE COMPANY’S ANNUAL REPORT AND FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2002 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM TERRY L. GAGE, CHIEF FINANCIAL OFFICER, 4055 VALLEY VIEW LANE, SUITE 1000, DALLAS, TEXAS 75244.

By	Order of the Board of Directors

TOD V. MONGAN
SECRETARY

Dated: May 20, 2002

CARREKER CORPORATION

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
2002 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 25, 2002

The undersigned hereby appoints Terry L. Gage and Tod V. Mongan and any one of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 2002 Annual Meeting of Stockholders of Carreker Corporation (the “Company”) to be held in Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6th Floor, Dallas, Texas, on Tuesday, June 25, 2002, at 9:00 a.m. Central Standard Time (“CST”), and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AS DIRECTORS, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 31, 2003, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

<    FOLD AND DETACH HERE    <

Please mark your votes as indicated in this example	☒

Item 1.  Election of Directors

FOR the nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the right			FOR	AGAINST	ABSTAIN
		NOMINEES: 01 John D. Carreker, Jr., 02 James R. Erwin and 03 Donald L. House	Item 2. Proposal to ratify the appointment of Ernst & Young, LLP as the independent Certified Public Accountants of the Company for the fiscal year ended January 31, 2003.	☐	☐	☐
☐	☐	INSTRUCTION: To withhold authority to vote for individual nominees, write their name(s) below.
Item 3. In their discretion, upon such other matters that may properly come before the meeting and any adjournments or postponements thereof.

Signature	Signature	Date

NOTE:  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney. executor, administrator. trustee or guardian, please give full title as such.

<    FOLD AND DETACH HERE    <

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone voting is available through 4PM Eastern Time
the business day prior to annual meeting day.

Telephone voting authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone l-800-435-6710	OR	Mail
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in. the box below, and then follow the directions given.
Mark, sign and date your proxy card and will return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.